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                                                        Rule 424(b)(3)
                                                        File No. 33-62479

Pricing Supplement No. 64                               Dated: November 5, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)


U.S.$2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series G

(Registered Notes - Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $5,000,000                            Issue Price: 100%

Original Issue Date: November 10, 1997                  Stated Maturity Date: November 10, 1999
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Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
      (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [X] LIBOR      [ ] Treasury Rate
             [ ] Federal Funds Rate    [ ] Prime Rate [ ] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement:
The 10th day of February, May, August and November of each year, beginning February 10, 1998, up to but excluding the Stated Maturity Date.


Interest Payment Dates: (If other than as specified in the Prospectus
Supplement: The 10th day of February, May, August and November of each year, beginning February 10, 1998, up to and including the Stated Maturity Date.


Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date.
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                                                      Rule 424(b)(3)
                                                      File No. 33-62479

Pricing Supplement No. 64                             Dated: November 5, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



Initial Interest Rate: 5.96734%

Index Maturity: 3 month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-):+.19%                                    Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .0938%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 64
                       UNDER MTN-SERIES G PROGRAM: $2,059,750,000.00
                   b)  CUSIP #42333HHZ8

Agent: Chase Securities Inc.
       270 Park Avenue
       New York, New York 10017